EXHIBIT 23.3

              Consent of Independent Certified Public Accountants

          The Board of Directors
          Rite Aid Corporation

               We consent to the use of our audit reports dated April 24, 1997 on the consolidated financial statements and schedule of Rite Aid Corporation and subsidiaries as of March 1, 1997 and March 2, 1996 and for each of the years in the three-year period then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to a change in the method of accounting for investments in fiscal year 1995.


          /s/ KPMG Peat Marwick LLP

          Harrisburg, Pennsylvania
          November 6, 1997